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                                                                    EXHIBIT 99.2

The following are excerpts from the Air Methods Corporation conference call on November 4, 2003, regarding financial results for the quarter ended September 30, 2003. The excerpts contain information to be furnished under Item 12.

.. . . .

Trent Carman:

     . . . .

     For the third quarter of 2003, revenue increased $38.1 million, or 132 percent, to $67 million.

     Acquisition of Rocky Mountain Holdings in October 2002 accounted for $34.5 million of this increase, and six new community bases generated $3.8 million of revenue. Patient transports for the third quarter of 2003 for our community-based operations were 7,142. This represents a 13 percent increase over the second quarter of 2003's transport volume of 6,307 and 147 percent increase over the third quarter of 2002 transport volume of 2,890.

     We experienced an increase in weather-related flight cancellations during the third quarter of 2003. For our community-based operations open during the third quarter of both 2003 and 2002, weather cancellations increased in 2003 by 174 transports, or 18 percent, over same-base weather cancellations in 2002. For these same bases, patient transports during the third quarter of 2003 were virtually the same as the second quarter of 2002.

     On average, our average net revenue for transport - which is gross revenue less Medicare/Medicaid discounts and bad-debt expense - was $4,454 for the third quarter of 2003. This compares to $4,445 for the second quarter of 2003.

     For the third quarter 2003, the company generated $2.7 million of net income, representing 28 cents and 27 cents for basic and fully diluted share respectively. This compares to net income for the third quarter of 2002 of $1 million, representing 10 cents per basic and fully diluted share.

     For the third quarter 2003 and 2002, bad debt - the percentage of community-based flight revenue was 24 percent. It's important to note for financial statement purposes, revenue in our P&L is recorded net of applicable Medicare and Medicaid discounts.

     Earnings before interest, income taxes, depreciation, and amortization were $9.5 million for the third quarter of 2003. This represents a 180 percent increase over the third quarter of 2002's earnings before interest, income taxes, depreciation, and amortization of $3.4 million. It's important to note that our calculation is net income plus interest expense plus depreciation and amortization plus income tax expense.

     The company's net position - which is the total of all indebtedness less cash on the balance sheet of $3.2 million - was approximately $89 million at September 30th, 2003. This compares to $89.4 million at June 30th, 2003, and $87.9 million at December 31, 2002. At September 30th, 2003, we had $13.1 million of excess availability under our line of credit.

     At September 30th, 2003, our net current position - which is current assets less current liabilities - was $38.2 million, which compares to $34.8 million at June 30th, 2003, and $28.6 million at December 31, 2002. At September 30th, 2003, our trade receivables were $72.9 million, and our allowance for doubtful accounts, $17.8 million.

     Our average day sales outstanding at September 30th, 2003, based upon the gross trade receivable balance, were 100 days. This compares to 101 days sales outstanding at June 30th, 2003. As a result of more favorable weather and the opening of six new bases, patient transports in October 2003 increased approximately 41 percent over October 2002. For our bases open during October 2003 and 2002, our transports increased 23 percent.

     At September 30th, 2003, the company operated a total of 175 aircraft. One hundred and three of these were in our hospital-based operations and 72 were in our community-based operations. The company currently operates 55 community bases and has 50 hospital contracts.

.. . . .

Devlin Lander: Hi. Just a few questions. Can you give us what the operating margins were by division?


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Trent Carman:  Operating margins by division for the third quarter only?

Devlin Lander:  Yes.

Trent Carman: This would include all of the G&A applicable to the division - the divisional overhead, if you will - and the flight operation expenses. For the community-based operations - this is going to be pre-depreciation-and-amortization, if that's OK.

Devlin Lander:  Yes.

Trent Carman: - and interest. We allocate interest expense, as well, Devlin, just so you're aware.

Devlin Lander:  OK.

.. . . .

Trent Carman: Devlin, that's about 15 percent for the community-based operation for the third quarter. For the hospital, it would be 19 percent.

Aaron Todd: Trent, can you offer those percentages relative to the segment footnote?

Trent Carman:  That's what - that's what I'm using, is the segment footnote.

Aaron Todd: Can you go ahead and show those just as - based on divisional net income as a percentage of revenue? I think that's a meaningful measure, as well.

Trent Carman: Segment net income - which is - as Aaron mentioned, is disclosed in our segment footnote is - for the community-based operations is nine percent - 9.25 percent, to be precise. And the hospital is 9.9 percent.

.. . . .

Operator:  And we'll take our next question from Phil Rhodes, with MRI.

Phil Rhodes: I had two questions. The first one involved the bad-debt expense of approximately 24 percent. And my, I guess, lack of knowledge as to what you folks are expecting on a quarter or year-by-year basis - I just don't know what to expect there. Is that considered to be a high number as far as you folks are concerned?

Aaron Todd: You know, let me start off with this one, Trent, and then you can supplement my comments. The problem with trying to peg bad debt as a percentage of net revenues is that changes in payer mix between Medicare/Medicaid and other results in a - one is a subtraction or a reduction of revenue, and the other one is disclosed as a component of bad-debt expense.

     And so you're going to see a fluctuation in that percentage within a - you know, historically, it's been at plus or minus three to five percent, merely - partially because you do see changes in overall reimbursement rates based upon economic environments, but you also see flip-flop in payer mix between Medicare/Medicaid patients that are discounted against revenue versus other patients that we are looking from reimbursement from them or their insurance company. And that is a component of bad debt, if it goes uncollected.

     So I guess what I would say relative to the third quarter, it's exactly on target with where we were the year before. I think we have historically said that somewhere in that 20 to 25 percent range is typically the range that we come in at. Every once in a while, we'll be a little lower than that, and certainly we can come in above that range. But that is the range that we have typically seen historically. Trent, anything to add there?

Trent Carman: Yes, the only thing there, Aaron, is, as you mentioned, the average transport, which net of Medicare/Medicaid and the bad debt, for the quarter, Phil, was $4,454. That compares to $4,445 with the second quarter of 2003.

     So you can see that the bad-debt percentage in the second quarter was only 17 percent, whereas it was 24 in the third quarter. Year-to-date, it's 21 percent. The important thing there, though, is the net reimbursement that we get is approximately the same dollar amount.

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Phil Rhodes: Yes. And the net reimbursement that we're talking about, and the term "bad debt" - I think I understand a lot better about the nature of the classification of bad debt because I think probably we're speaking - you're speaking about a common usage of a term and I was thinking about just people who could not, you know, pay the billings. And actually, yours is a great deal - has a great deal to do with the adjustments due to Medicare and Medicaid. So I do understand that a little bit better.

Trent Carman: You know, the number in the financial statement - just to clarify that, Phil, the bad-debt expense in the P&L is only for those non-payers. Any discount for Medicare/Medicaid is netted off on the revenue number. But that - the number I gave you - the $4,454, that is the net after both items are subtracted there.

Operator:  And we'll take our next question from Barry Sine, with HD Brous.

.. . . .

Barry Sine: The other area that I wanted to ask a little more about is on the product division. I notice that your revenue was somewhat consistent with the prior quarter. And you've had a good volume of contract announcements over the last several months. When are we likely to see - what's the timing of some of these contracts you've already announced, when we'll see them flow into revenue?

Trent Carman: What we've got now, Barry, is about $5.5 million of backlog, if you will, with the product division. Those relate to the contract you're mentioning primarily and a couple of smaller ones.

     The revenue that we will recognize through our financial statements or the time period that'll take for this $5.5 million to come through our financials will probably be the fourth quarter and through the entire year of next year. Some of these projects with the government have a long lead time and many units being delivered, so they're being phased in. But you'll see the $5.5 million between the fourth quarter of this year and then pretty pro rata, if you will, during 2004.

Barry Sine:  So if I divide that over five quarters, that's about a -
     $1.1 million a quarter.

Aaron Todd: Barry, I would guess that you probably should weight it towards the initial quarters because what'll happen is, for example, with the Black Hawk interiors, you know, those, you know, deliver so much each month. But you're many times doing lot fabrications, et cetera, which increases the revenue recognition early on.

     So - and then, of course, some of these deliver in that period of time - I mean, in the fourth and first quarter. So you're - I would weight it towards the - you should probably weight it towards the fourth and first quarters with a tail in the second through fourth quarters of 2004.

.. . . .

Operator:  And we'll take our next question from Brian Black with Lamb Partners.

Brian Black: the interest expense ticked up by, like, a quarter million bucks versus Q2. Is that just due to a floating rate component of the credit line, or, you know ...

.. . . .

Trent Carman: The majority of our debt, if you take a look at it, you got the $23 million, the 12 percent interest rate, you've got a revolver which is between 15 and $17 million at any one day, basically, and that floats with LIBOR plus approximately two-and-a-half percent.

     And then you've got the rest of the debt, excluding capital leases, which is primarily debt on our aircraft. About half of our fleet is financed with promissory notes; the other half, approximately, is financed via operating leases.

     But the aircraft debt is all fixed. Those have terms that range between seven-plus-or-minus-percent all the way up to a little bit higher than that. So the majority of our debt is in fact fixed, if you will, with again, the exception, the PNC revolver.



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     Now, the reason for the increase would be due to partially the build-up in the receivables that we've been talking about here during the second quarter associated with the new bases. So the debt pay-downs were not, certainly, as high as one would have expected.

.. . . .

Operator:  And we'll next go to Elliot Lepler with Lepler & Levy Investments.

.. . . .

Elliot Lepler: I wonder if you could share with me how this quarter compared with your internal budgets. I know it was a very good quarter, but it's not clear to me whether this was an especially good quarter or a under-average quarter or just an average quarter.

Trent Carman: I would characterize it, Elliot, that within our internal projections or the revised budgets that we have, we don't expect to have any real changes in the weather cancellation year over year. And as I mentioned in my script, we had an increase of about 174 weather increases for the community-based model that were - would not have been anticipated internally.

     The overall transports were pretty much in line excluding that. The one line item that would probably not have been as favorable - although it would be somewhat - wouldn't be that material, would be the repairs and maintenance. We would have been slightly over budget there. But all in all, it was - it was pretty close to what we were anticipating, excluding those two items.